Exhibit 99.1

Press Release

For Immediate Release

Contact: Christopher D. Myers

                President and CEO

                (909) 980-4030

CVB Financial Corp. Reports Highest Quarterly Earnings in History

•	Record net earnings of $35.4 million for the second quarter of 2018, or $0.32 per share.
•	Record net earnings for the first six months of $70.3 million, or $0.64 per share.
•	Year-to-date return on average assets of 1.72%.
•	Year-to-date return on average equity of 13.05%

Ontario, CA, July 18, 2018-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record earnings for the quarter ended June 30, 2018.

CVB Financial Corp. reported net income of $35.4 million for the quarter ended June 30, 2018, compared with $34.9 million for the first quarter of 2018 and $28.4 million for the second quarter of 2017. Diluted earnings per share were $0.32 for the second quarter, compared to $0.32 for the prior quarter and $0.26 for the same period last year.

Chris Myers, President and CEO of Citizens Business Bank, commented, “Our strong deposit base remained a key differentiator and is the primary reason for our higher profitability and net interest margin for the second quarter. Our strategic focus is on quality loan and deposit growth and the ongoing preparation for the integration of Community Bank.”

Net income of $35.4 million for the second quarter of 2018 produced an annualized return on beginning equity of 13.30%, an annualized return on average equity (“ROAE”) of 13.08%, and an annualized return on average assets (“ROAA”) of 1.73%. ROAE and ROAA for the first quarter of 2018 were 13.02% and 1.71%, respectively. Net income for the second quarter of 2017 produced a ROAE of 10.73% and a ROAA of 1.35%. The efficiency ratio for the second quarter of 2018 was 41.58%, compared to 43.08% for the first quarter of 2018 and 45.38% for the second quarter of 2017.

Net income totaled $70.3 million for the six months ended June 30, 2018. This represented a $13.4 million, or 23.58%, increase from the prior year. Earnings for the first six months of 2018 included $2.0 million in loan loss provision recapture, compared with $5.5 million in loan loss provision recapture for the first six months of 2017. Diluted earnings per share were $0.64 for the six months ended June 30, 2018, compared to $0.52 for the same period of 2017. Net income for the six months ended June 30, 2018 produced an annualized return

CVB Financial Corp.
701 North Haven Ave., Suite 350
Ontario , CA 91764
(909) 980-4030

on beginning equity of 13.26%, a ROAE of 13.05% and a ROAA of 1.72%. The efficiency ratio for the six months ended June 30, 2018 was 42.34%, compared to 45.68% for the first six months of 2017.

Net interest income before recapture of loan loss provision was $72.7 million for the quarter, which was a $2.2 million, or 3.07%, increase from the first quarter of 2018, and a $2.2 million, or 3.13%, increase over the second quarter of 2017. Total interest income and fees on loans for the second quarter of 2018 of $57.4 million increased $2.2 million, or 3.94%, from the first quarter of 2018 and $3.8 million, or 7.00%, from the second quarter of 2017. Total investment income of $16.5 million decreased $129,000, or 0.78%, from the first quarter of 2018 and $1.8 million, or 9.96%, from the second quarter of 2017. Interest expense was relatively unchanged from the prior quarter and the second quarter of 2017. Total cost of funds for all three comparative periods equaled 0.12%.

During the second quarter of 2018, $1.0 million of loan loss provision was recaptured, compared to $1.0 million recaptured for both the prior quarter and the second quarter of 2017.

Noninterest income was $9.7 million for the second quarter of 2018, compared with $12.9 million for the first quarter of 2018, and $10.8 million for the second quarter of 2017. The $3.2 million quarter-over-quarter decrease was primarily due to a $3.5 million net gain on the sale of an OREO property and a $475,000 recovery of a Valley Business Bank (“VBB”) loan that was fully charged off prior to acquisition in the first quarter of 2018. The second quarter of 2017 included $443,000 of recoveries on American Security Bank (“ASB”) loans that were charged off prior to the acquisition and a $402,000 gain on sale of an investment security. Excluding these items, noninterest income for the second quarter of 2018 grew by $794,000 or 8.92%, quarter-over-quarter and decreased by $236,000, or 2.38%, compared to the second quarter of 2017.

Noninterest expense for the second quarter of 2018 was $34.3 million, compared to $35.9 million for the first quarter of 2018, and $36.9 million for the second quarter of 2017. The $1.7 million quarter-over-quarter decrease was primarily due to a $1.3 million decrease in salaries and employee benefits, including a decrease in payroll taxes of approximately $800,000. Acquisition expense, incurred in connection with the pending merger of Community Bank, declined by $309,000. The $2.6 million decrease over the second quarter of 2017 was primarily due to a decrease of $756,000 in acquisition expense, a $655,000 decrease in salaries and employee benefits, and a $236,000 decrease in occupancy and equipment costs. As a percentage of average assets, noninterest expense was 1.68%, compared to 1.77% for the first quarter of 2018 and 1.76% for the second quarter of 2017.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $72.7 million for the second quarter of 2018, compared to $70.5 million for the first quarter of 2018 and $70.5 million for the second quarter of 2017. Our net interest margin (tax equivalent) was 3.82% for the second quarter of 2018, compared to 3.68% for the first quarter of 2018 and 3.63% for the second quarter of 2017. On a nominal basis, excluding the impact from tax-exempt interest, the net interest margin for the first quarter of 2018 grew by 13 basis points compared to the first quarter of 2018 and by 21 basis points over the second quarter of 2017. Total average earning asset yields (tax equivalent) were 3.93% for the second quarter of 2018, compared to 3.80% for the first quarter of 2018 and 3.74% for the second quarter of 2017. Total cost of funds continued to be stable as reflected by a 0.12% cost of funds for the second quarter of 2018, unchanged from both the first quarter of 2018 and the second quarter of 2017. The increase in the net interest margin from the prior quarter was the result of a 14 basis point increase in loan yields. Compared to the second quarter of 2017, the net interest margin expanded primarily due to an 18 basis point increase in loan yields as well as the change in the mix of earning assets.

Average loans increased by $136.8 million and represented 62.1% of earning assets for the second quarter of 2018, compared to 58.7% for the second quarter of 2017. The tax equivalent yield on investments increased seven basis points from the first quarter of 2018. The nominal yield on investments increased by five basis points compared to the second quarter of 2017, while the tax equivalent yield remained unchanged due to the reduction of the federal tax rate on tax-exempt investments resulting from the Tax Reform Act.

Income Taxes

Our effective tax rate for the three and six months ended June 30, 2018 was 28%, compared with 37% for the six months ended June 30, 2017. On December 22, 2017, the Tax Reform Act was enacted into law. Beginning in 2018, the Tax Reform Act reduces the federal tax rate for corporations from 35% to 21% and changes or limits certain tax deductions.

Assets

The Company reported total assets of $8.09 billion at June 30, 2018. This represented a decrease of $176.7 million, or 2.14%, from total assets of $8.27 billion at December 31, 2017. Interest-earning assets of $7.61 billion at June 30, 2018 decreased $195.4 million, or 2.50%, when compared with $7.80 billion at December 31, 2017. The decrease in interest-earning assets was primarily due to a $208.4 million decrease in investment securities and a $13.7 million decrease in total loans. This decrease was partially offset by a $37.5 million increase in interest-earning balances due from the Federal Reserve. The decrease in total loans was due to the approximate $79.6 million decline in seasonal borrowings of dairy & livestock and agribusiness loans.

Total assets of $8.09 billion at June 30, 2018 decreased $324.3 million, or 3.85%, from total assets of $8.42 billion at June 30, 2017. Interest-earning assets totaled $7.61 billion at June 30, 2018, a decrease of $313.5 million, or 3.96%, when compared with earning assets of $7.92 billion at June 30, 2017. The decrease in interest-earning assets was due to a $436.8 million decrease in investment securities, which was partially offset by a $129.3 million increase in total loans.

Investment Securities

Total investment securities were $2.70 billion at June 30, 2018, a decrease of $208.4 million, or 7.16%, from $2.91 billion at December 31, 2017 and a decrease of $436.8 million, or 13.91%, from $3.14 billion at June 30, 2017. The decrease in investment securities was primarily due to limited reinvestment of cash flows generated from principal payments on the security portfolio.

At June 30, 2018, investment securities held-to-maturity (“HTM”) totaled $772.5 million, a $57.4 million decrease, or 6.92%, from December 31, 2017 and a $97.3 million decrease, or 11.19%, from June 30, 2017.

At June 30, 2018, investment securities available-for-sale (“AFS”) totaled $1.93 billion, inclusive of a pre-tax net unrealized loss of $34.3 million due to a decline in fair value resulting from higher interest rates. AFS securities declined by $151.0 million, or 7.26%, from December 31, 2017, and declined by $339.5 million, or 14.96%, from June 30, 2017.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $2.26 billion at June 30, 2018, compared to $2.43 billion at December 31, 2017 and $2.62 billion at June 30, 2017. Virtually all of our MBS and CMOs are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $291.6 million as of June 30, 2018. These securities are located in 29 states. Our largest concentrations of holdings are located in Minnesota at 22.31%, Massachusetts at 11.01%, Texas at 10.02%, and Connecticut at 6.01%.

In the second quarter of 2018, we purchased $98.7 million of MBS/CMO securities with an average yield of approximately 3.00%.

Loans

Total loans and leases, net of deferred fees and discounts, of $4.82 billion at June 30, 2018 increased by $22.0 million, or 0.46%, from March 31, 2018. The quarter-over-quarter increase in loans was due to $35.8 million of growth in commercial real estate loans and $4.5 million of growth in construction loans. The increase in loans and leases were partially offset by decreases of $7.9 million in dairy & livestock and agribusiness loans, $5.4 million in commercial and industrial loans, and $3.3 million in consumer and other loans.

Total loans and leases, net of deferred fees and discounts, of $4.82 billion at June 30, 2018 decreased by $13.7 million, or 0.28%, from December 31, 2017. The decrease in total loans was principally due to a decline of $79.6 million in dairy & livestock and agribusiness loans primarily due to seasonal paydowns. The overall decrease was partially offset by growth of $67.1 million in commercial real estate loans. Excluding the decrease in dairy & livestock and agribusiness loans, total loans grew by $65.9 million or 1.36%.

Total loans and leases, net of deferred fees and discounts, of $4.82 billion at June 30, 2018 increased by $129.3 million, or 2.76%, from June 30, 2017.

Deposits & Customer Repurchase Agreements

Deposits of $6.54 billion and customer repurchase agreements of $384.1 million totaled $6.92 billion at June 30, 2018. This represents a decrease of $181.3 million, or 2.55%, when compared with total deposits and customer repurchase agreements of $7.10 billion at December 31, 2017. Deposits and customer repurchase agreements decreased by $323.9 million, or 4.47%, when compared with total deposits and customer repurchase agreements of $7.24 billion at June 30, 2017.

Noninterest-bearing deposits were $3.98 billion at June 30, 2018, an increase of $134.2 million, or 3.49%, when compared to December 31, 2017, and an increase of $51.3 million, or 1.30%, when compared to $3.93 billion at June 30, 2017. At June 30, 2018, noninterest-bearing deposits were 60.91% of total deposits, compared to 58.75% at December 31, 2017 and 58.67% at June 30, 2017.

Our average cost of total deposits was 0.09% for the quarter ended June 30, 2018, unchanged from both the first quarter of 2018 and the second quarter of 2017. Our cost of total deposits including customer repurchase agreements was 0.11% for the quarters ended June 30, 2018, March 31, 2018 and June 30, 2017.

FHLB Advance, Other Borrowings and Debentures

We had no short-term borrowings at June 30, 2018, December 31, 2017, and June 30, 2017.

At June 30, 2018, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2017. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Asset Quality

The allowance for loan losses totaled $59.6 million at June 30, 2018, compared to $59.6 million at December 31, 2017 and $60.2 million at June 30, 2017. The allowance for loan losses for the second quarter of 2018 was increased by net recoveries on loans of $648,000 and was reduced by a $1.0 million loan loss provision recapture. The allowance for loan losses was 1.24%, 1.25%, 1.23%, and 1.28% of total loans and leases outstanding, at June 30, 2018, March 31, 2018, December 31, 2017, and June 30, 2017, respectively.

Nonperforming loans, defined as nonaccrual loans plus nonperforming TDR loans, were $10.2 million at June 30, 2018, or 0.21% of total loans. This compares to nonperforming loans of $10.2 million, or 0.21% of total loans, at March 31, 2018, $10.7 million, or 0.22%, of total loans, at December 31, 2017, and $12.2 million, or 0.26%, of total loans, at June 30, 2017. The $10.2 million in nonperforming loans at June 30, 2018 are summarized as follows: $6.5 million in commercial real estate loans, $1.6 million in single-family residential (“SFR”) mortgage loans, $800,000 in dairy & livestock and agribusiness loans, $574,000 in Small Business Administration (“SBA”) loans, $509,000 in consumer and other loans, and $204,000 in commercial and industrial loans.

As of June 30, 2018, we had no OREO, compared to one property with a carrying value of $4.5 million at December 31, 2017 and June 30, 2017. During the first quarter of 2018, we sold this OREO property, realizing a net gain on sale of $3.5 million. There were no additions of OREO for the six months ended June 30, 2018.

At June 30, 2018, we had loans delinquent 30 to 89 days of $47,000. This compares to $743,000 at March 31, 2018, $1.2 million at December 31, 2017 and $619,000 at June 30, 2017. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.00% at June 30, 2018, 0.02% at March 31, 2018, 0.02% at December 31, 2017, and 0.01% at June 30, 2017.

At June 30, 2018, we had $4.5 million in performing TDR loans, compared to $4.3 million in performing TDR loans at March 31, 2018, $4.8 million in performing TDR loans at December 31, 2017, and $16.6 million in performing TDR loans at June 30, 2017. In terms of the number of loans, we had 15 performing TDR loans at June 30, 2018, compared to 15 performing TDR loans at March 31, 2018, 16 performing TDR loans at December 31, 2017, and 24 performing TDR loans at June 30, 2017.

Nonperforming assets, defined as nonaccrual loans plus OREO, totaled $10.2 million at June 30, 2018, $10.2 million at March 31, 2018, $15.2 million at December 31, 2017, and $16.7 million at June 30, 2017. As a percentage of total assets, nonperforming assets were 0.13% at June 30, 2018, 0.12% at March 31, 2018, 0.18% at December 31, 2017, and 0.20% at June 30, 2017.

Classified loans are loans that are graded “substandard” or worse. At June 30, 2018, classified loans totaled $40.0 million, compared to $43.2 million at March 31, 2018, $57.3 million at December 31, 2017, and $93.4 million at June 30, 2017. Total classified loans at June 30, 2018 included $5.4 million of classified loans acquired from VBB in the first quarter of 2017. The quarter-over-quarter decrease was primarily due to an $8.3 million decrease in classified commercial and industrial loans and a $5.7 million decrease in classified dairy & livestock and agribusiness loans, partially offset by an $11.3 million increase in commercial real estate loans.

CitizensTrust

As of June 30, 2018, CitizensTrust had approximately $2.52 billion in assets under management and administration, including $1.76 billion in assets under management. Revenues were $2.4 million for the second quarter of 2018 and $4.6 million for the first six months of 2018, compared to $2.6 million and $4.9 million, respectively, for the same period of 2017. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Merger Update

On February 26, 2018, we announced that we entered into an agreement and plan of reorganization and merger (the “Agreement”), pursuant to which Community Bank will merge with and into Citizens Business Bank in a stock and cash transaction valued at approximately $885.2 million, based on CVBF’s closing stock price of $23.60 on February 26, 2018. The merger would increase Citizens’ total assets to approximately $12.1 billion on a pro forma basis as of March 31, 2018. The shareholders of both Companies approved the merger on June 21, 2018, and we are hopeful that regulatory approvals will be received shortly.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with assets of approximately $8.1 billion. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 51 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, July 19, 2018 to discuss the Company’s second quarter 2018 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through August 2, 2018 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (877) 344-7529, passcode 10121691.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, including the pending merger of Community Bank with and into Citizens Business Bank, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions; our ability to realize cost savings or synergies in connection with any acquisitions we may make; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for loan losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, employment, executive compensation, insurance, cybersecurity, vendor management and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; the effects of additional legal and regulatory requirements to which we may become subject in the event our total assets exceed $10 billion, which is expected to occur in the event that our pending merger transaction with Community Bank is consummated; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risk; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates or monetary policies; changes in the amount, cost and availability of deposit insurance; political developments, uncertainties or instability; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access, and/or communication facilities; cyber incidents, or theft or loss of Company or customer data or money; terrorist and political uncertainty or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases, extreme weather events, that affect electrical, environmental, computer servers, and communications or other services we use, or that affect our employees or third parties with whom we conduct business; our timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications and electronic marketplaces for loans and other banking products or services); our ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies, banks and other financial service and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards

Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee class action litigation); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2017, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30, 2018	December 31, 2017	June 30, 2017
Assets
Cash and due from banks	$119,495	$119,841	$134,686
Interest-earning balances due from Federal Reserve	61,994	24,536	50,061

Total cash and cash equivalents	181,489	144,377	184,747

Interest-earning balances due from depository institutions	7,150	17,952	25,050
Investment securities available-for-sale	1,929,994	2,080,985	2,269,510
Investment securities held-to-maturity	772,469	829,890	869,769

Total investment securities	2,702,463	2,910,875	3,139,279

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	4,816,956	4,830,631	4,687,698
Allowance for loan losses	(59,583)	(59,585)	(60,201)

Net loans and lease finance receivables	4,757,373	4,771,046	4,627,497

Premises and equipment, net	44,691	46,166	47,362
Bank owned life insurance (BOLI)	147,419	146,486	145,441
Intangibles	6,179	6,838	7,519
Goodwill	116,564	116,564	119,193
Other assets	112,847	92,594	104,427

Total assets	$8,093,863	$8,270,586	$8,418,203

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,980,666	$3,846,436	$3,929,394
Investment checking	432,455	433,971	415,768
Savings and money market	1,759,684	1,881,099	1,948,634
Time deposits	362,501	385,347	403,385

Total deposits	6,535,306	6,546,853	6,697,181
Customer repurchase agreements	384,054	553,773	546,085
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	-	-	16,346
Other liabilities	65,312	74,920	72,048

Total liabilities	7,010,446	7,201,320	7,357,434
Stockholders’ Equity
Stockholders’ equity	1,108,915	1,067,814	1,049,633
Accumulated other comprehensive income, net of tax	(25,498)	1,452	11,136

Total stockholders’ equity	1,083,417	1,069,266	1,060,769

Total liabilities and stockholders’ equity	$8,093,863	$8,270,586	$8,418,203

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Assets
Cash and due from banks	$124,333	$129,922	$124,982	$128,463
Interest-earning balances due from Federal Reserve and federal funds sold	135,748	82,694	130,244	77,796

Total cash and cash equivalents	260,081	212,616	255,226	206,259

Interest-earning balances due from depository institutions	8,333	27,371	11,199	35,389
Investment securities available-for-sale	1,975,037	2,263,932	2,004,452	2,254,915
Investment securities held-to-maturity	784,602	870,840	798,201	881,910

Total investment securities	2,759,639	3,134,772	2,802,653	3,136,825

Investment in stock of FHLB	17,688	18,675	17,688	18,411
Loans and lease finance receivables	4,780,347	4,643,505	4,785,118	4,512,039
Allowance for loan losses	(60,032)	(59,476)	(59,926)	(60,581)

Net loans and lease finance receivables	4,720,315	4,584,029	4,725,192	4,451,458

Premises and equipment, net	45,280	47,810	45,655	45,625
Bank owned life insurance (BOLI)	147,738	145,383	147,159	141,359
Intangibles	6,393	7,725	6,557	6,680
Goodwill	116,564	119,193	116,564	107,886
Other assets	96,578	122,548	89,387	121,855

Total assets	$8,178,609	$8,420,122	$8,217,280	$8,271,747

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,958,980	$3,890,656	$3,907,901	$3,796,139
Interest-bearing	2,601,523	2,808,869	2,634,856	2,747,293

Total deposits	6,560,503	6,699,525	6,542,757	6,543,432
Customer repurchase agreements	433,542	554,016	488,465	578,465
Other borrowings	3,302	7,781	8,367	13,655
Junior subordinated debentures	25,774	25,774	25,774	25,774
Payable for securities purchased	13,529	9,695	6,802	11,758
Other liabilities	56,906	62,589	58,958	60,792

Total liabilities	7,093,556	7,359,380	7,131,123	7,233,876
Stockholders’ Equity
Stockholders’ equity	1,106,448	1,050,743	1,096,422	1,027,905
Accumulated other comprehensive income, net of tax	(21,395)	9,999	(10,265)	9,966

Stockholders’ equity	1,085,053	1,060,742	1,086,157	1,037,871

Total liabilities and stockholders’ equity	$8,178,609	$8,420,122	$8,217,280	$8,271,747

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest income:
Loans and leases, including fees	$57,368	$53,614	$112,564	$102,255
Investment securities:
Investment securities available-for-sale	11,697	13,007	23,565	25,647
Investment securities held-to-maturity	4,807	5,323	9,572	10,830

Total investment income	16,504	18,330	33,137	36,477
Dividends from FHLB stock	298	359	630	752
Interest-earning deposits with other institutions and federal funds sold	635	286	1,171	553

Total interest income	74,805	72,589	147,502	140,037

Interest expense:
Deposits	1,549	1,559	3,074	2,992
Borrowings and junior subordinated debentures	568	547	1,219	1,129

Total interest expense	2,117	2,106	4,293	4,121

Net interest income before recapture of provision for loan losses	72,688	70,483	143,209	135,916
Recapture of provision for loan losses	(1,000)	(1,000)	(2,000)	(5,500)

Net interest income after recapture of provision for loan losses	73,688	71,483	145,209	141,416

Noninterest income:
Service charges on deposit accounts	4,091	3,982	8,136	7,709
Trust and investment services	2,399	2,613	4,556	4,909
Gain on OREO, net	-	2	3,540	2
Other	3,205	4,179	6,379	6,878

Total noninterest income	9,695	10,776	22,611	19,498

Noninterest expense:
Salaries and employee benefits	21,051	21,706	43,365	43,281
Occupancy and equipment	4,318	4,554	8,510	8,238
Professional services	1,690	1,843	3,220	3,100
Software licenses and maintenance	1,759	1,627	3,519	3,188
Marketing and promotion	1,148	1,190	2,504	2,429
Acquisition related expenses	494	1,250	1,297	1,926
Other	3,794	4,703	7,785	8,828

Total noninterest expense	34,254	36,873	70,200	70,990

Earnings before income taxes	49,129	45,386	97,620	89,924
Income taxes	13,756	17,013	27,334	33,047

Net earnings	$35,373	$28,373	$70,286	$56,877

Basic earnings per common share	$0.32	$0.26	$0.64	$0.52

Diluted earnings per common share	$0.32	$0.26	$0.64	$0.52

Cash dividends declared per common share	$0.14	$0.14	$0.28	$0.26

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest income - tax equivalent (TE)	$75,308	$73,615	$148,536	$142,137
Interest expense	2,117	2,106	4,293	4,121

Net interest income - (TE)	$73,191	$71,509	$144,243	$138,016

Return on average assets, annualized	1.73%	1.35%	1.72%	1.39%
Return on average equity, annualized	13.08%	10.73%	13.05%	11.05%
Efficiency ratio [1]	41.58%	45.38%	42.34%	45.68%
Noninterest expense to average assets, annualized	1.68%	1.76%	1.72%	1.73%
Yield on average earning assets (TE)	3.93%	3.74%	3.86%	3.68%
Cost of deposits	0.09%	0.09%	0.09%	0.09%
Cost of deposits and customer repurchase agreements	0.11%	0.11%	0.11%	0.11%
Cost of funds	0.12%	0.12%	0.12%	0.12%
Net interest margin (TE)	3.82%	3.63%	3.75%	3.57%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	109,983,074	109,730,278	109,921,223	109,038,546
Diluted	110,354,766	110,078,433	110,339,463	109,445,295
Dividends declared	$15,444	$15,617	$30,878	$28,635
Dividend payout ratio [2]	43.66%	55.04%	43.93%	50.35%
[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	110,302,468	110,149,314
Book value per share	$9.82	$9.63
Tangible book value per share	$8.71	$8.48

	June 30,
	2018	2017
Nonperforming assets:
Nonaccrual loans	$6,290	$7,831
Loans past due 90 days or more and still accruing interest	-	-
Troubled debt restructured loans (nonperforming)	3,892	4,391
Other real estate owned (OREO), net	-	4,527

Total nonperforming assets	$10,182	$16,749

Troubled debt restructured performing loans	$4,530	$16,574

Percentage of nonperforming assets to total loans outstanding and OREO	0.21%	0.36%
Percentage of nonperforming assets to total assets	0.13%	0.20%
Allowance for loan losses to nonperforming assets	585.18%	359.43%

	Six Months Ended June 30,
	2018	2017
Allowance for loan losses:
Beginning balance	$59,585	$61,540
Total charge-offs	(9)	(2)
Total recoveries on loans previously charged-off	2,007	4,163

Net recoveries	1,998	4,161
Recapture of provision for loan losses	(2,000)	(5,500)

Allowance for loan losses at end of period	$59,583	$60,201

Net recoveries to average loans	0.042%	0.092%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2018		2017		2016
Quarter End	High	Low	High	Low	High	Low
March 31,	$25.14	$21.64	$24.63	$20.58	$17.70	$14.02
June 30,	$24.11	$21.92	$22.85	$19.90	$17.92	$15.25
September 30,	-	-	$24.29	$19.58	$17.88	$15.39
December 31,	-	-	$25.49	$22.25	$23.23	$16.32

Quarterly Consolidated Statements of Earnings
		Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017
Interest income
Loans and leases, including fees		$57,368	$55,196	$55,873	$55,998	$53,614
Investment securities and other		17,437	17,501	17,446	17,872	18,975

Total interest income		74,805	72,697	73,319	73,870	72,589

Interest expense
Deposits		1,549	1,525	1,497	1,555	1,559
Other borrowings		568	651	547	576	547

Total interest expense		2,117	2,176	2,044	2,131	2,106

Net interest income before recapture of provision for loan losses		72,688	70,521	71,275	71,739	70,483
Recapture of provision for loan losses		(1,000)	(1,000)	(1,500)	(1,500)	(1,000)

Net interest income after recapture of provision for loan losses		73,688	71,521	72,775	73,239	71,483

Noninterest income		9,695	12,916	12,582	10,038	10,776
Noninterest expense		34,254	35,946	35,057	34,706	36,873

Earnings before income taxes		49,129	48,491	50,300	48,571	45,386
Income taxes		13,756	13,578	32,449	18,888	17,013

Net earnings		$35,373	$34,913	$17,851	$29,683	$28,373

Effective tax rate		28.00%	28.00%	64.51%	38.89%	37.49%

Basic earnings per common share		$0.32	$0.32	$0.16	$0.27	$0.26
Diluted earnings per common share		$0.32	$0.32	$0.16	$0.27	$0.26

Cash dividends declared per common share		$0.14	$0.14	$0.14	$0.14	$0.14

Cash dividends declared		$15,444	$15,434	$15,425	$15,423	$15,617

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Commercial and industrial	$509,750	$515,137	$514,259	$529,661	$539,260
SBA	122,359	124,788	123,438	125,501	130,716
Real estate:
Commercial real estate	3,471,244	3,435,491	3,404,144	3,366,316	3,312,068
Construction	84,400	79,898	77,982	74,148	77,294
SFR mortgage	237,308	237,776	236,364	244,828	250,104
Dairy & livestock and agribusiness	268,489	276,389	348,059	270,817	245,600
Municipal lease finance receivables	67,721	67,892	70,243	71,352	66,048
Consumer and other loans	61,060	64,387	64,457	71,009	74,714

Gross loans	4,822,331	4,801,758	4,838,946	4,753,632	4,695,804
Less:
Purchase accounting discount on PCI loans	-	(1,074)	(2,026)	(758)	(1,008)
Deferred loan fees, net	(5,375)	(5,701)	(6,289)	(6,450)	(7,098)

Gross loans, net of deferred loan fees and discounts	4,816,956	4,794,983	4,830,631	4,746,424	4,687,698
Allowance for loan losses	(59,583)	(59,935)	(59,585)	(60,631)	(60,201)

Net loans	$4,757,373	$4,735,048	$4,771,046	$4,685,793	$4,627,497

Deposit Composition by Type and Customer Repurchase Agreements

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Noninterest-bearing	$3,980,666	$4,062,691	$3,846,436	$3,908,809	$3,929,394
Investment checking	432,455	433,725	433,971	415,503	415,768
Savings and money market	1,759,684	1,840,929	1,881,099	1,886,687	1,948,634
Time deposits	362,501	372,090	385,347	397,097	403,385

Total deposits	6,535,306	6,709,435	6,546,853	6,608,096	6,697,181
Customer repurchase agreements	384,054	487,277	553,773	455,069	546,085

Total deposits and customer repurchase agreements	$6,919,360	$7,196,712	$7,100,626	$7,063,165	$7,243,266

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Nonperforming loans:
Commercial and industrial	$204	$272	$250	$313	$1,058
SBA	574	589	906	1,611	1,651
Real estate:
Commercial real estate	6,517	6,746	6,842	6,728	6,950
Construction	-	-	-	-	-
SFR mortgage	1,578	1,309	1,337	1,349	963
Dairy & livestock and agribusiness	800	818	829	829	829
Consumer and other loans	509	438	552	743	771

Total	$10,182	$10,172	$10,716	$11,573	$12,222

% of Total gross loans	0.21%	0.21%	0.22%	0.24%	0.26%
Past due 30-89 days:
Commercial and industrial	$-	$-	$768	$45	$-
SBA	-	-	403	-	-
Real estate:
Commercial real estate	-	-	-	220	218
Construction	-	-	-	-	-
SFR mortgage	-	680	-	-	400
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	47	63	1	6	1

Total	$47	$743	$1,172	$271	$619

% of Total gross loans	0.001%	0.02%	0.02%	0.01%	0.01%
OREO:
Real estate:
Commercial real estate	$-	$-	$-	$-	$-
Construction	-	-	4,527	4,527	4,527

Total	$-	$-	$4,527	$4,527	$4,527

Total nonperforming, past due, and OREO	$10,229	$10,915	$16,415	$16,371	$17,368

% of Total gross loans	0.21%	0.23%	0.34%	0.34%	0.37%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2018 and 2017.

	June 30,
	2018	2017
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$1,083,417	$1,060,769
Less: Goodwill	(116,564)	(119,193)
Less: Intangible assets	(6,179)	(7,519)

Tangible book value	$960,674	$934,057
Common shares issued and outstanding	110,302,468	110,149,314

Tangible book value per share	$8.71	$8.48